Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

DRAFT/FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Two Food Lion-Anchored

Shopping Centers in North Carolina for $11.6 Million

CINCINNATI, OH, Feb. 27, 2012 — Phillips Edison – ARC Shopping Center REIT, Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood and community shopping centers, today announced that the Company, through its joint venture PECO-ARC Institutional Joint Venture I, LP, has acquired two shopping centers located in North Carolina for a total purchase price of approximately $11.6 million. Food Lion, Inc., the top grocer in North Carolina, anchors both properties and recently announced in its corporate brand repositioning strategy that will highlight North Carolina as one of the focus states for an increasing density of Food Lion stores.

Westin Centre is located in Fayetteville, the 5th largest metropolitan area in North Carolina and home to Ft. Bragg and Pope Air Force Base. The 66,890 square foot property is 100 percent occupied, and anchored by a 29,000 square foot recently remodeled Food Lion. Including Food Lion, approximately 74 percent of base rents come from national or national franchise tenants. Additional national tenants at the shopping center include CVS, Family Dollar, Subway and Rent-A-Center.

Tramway Crossing is located in Sanford, whose largest employers include 3M, Caterpillar Inc., Pfizer and Coty, Inc. The 62,382 square foot property is 95.5 percent occupied, and is anchored by a 29,000 square foot recently remodeled Food Lion. Including Food Lion, approximately 74 percent of the base rents come from national or national franchise tenants. Additional national tenants at the shopping center include CVS, Family Dollar and H&R Block.

About Phillips Edison – ARC Shopping Center REIT, Inc.

Phillips Edison-ARC Shopping Center REIT, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood and community shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States and AR Capital, a real estate investment program sponsor dedicated to governance best practices. As of December 31, 2011, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed a quality retail portfolio consisting of seven grocery-anchored shopping centers totaling 578,127 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.